Exhibit 10.5

LABORATORY SERVICES AGREEMENT

PRIMESTUDY

This Laboratory Services Agreement (“Agreement”) is made and entered into effective as of November 10, 2020 (“Effective Date”) by and between Anthem Health Insurance and Amerigroup Corporation, whose principal place of business is 4425 Corporation Lane Virginia Beach, VA 23462 (hereinafter referred to collectively as “Anthem”), and Sera Prognostics, Inc., whose principal place of business is 2749 East Parleys Way, Suite 200, Salt Lake City, UT 84109 (“Laboratory”).

Background and Recitals

Anthem is a sponsor and administrator of health insurance plans that provide benefits for, among other things, laboratory analyses of samples collected from insured individuals among the services that are covered under its plans;

Laboratory has developed the PreTRM® proteomic screening test to identify increased risks of adverse outcomes among pregnant women;

Laboratory has designed and is sponsoring the Prematurity Risk Assessment combined with clinical Interventions for improving neonatal outcoMEs study to evaluate the PreTRM® test (the “PRIME” study);

Anthem and Laboratory have agreed to collaborate on the conduct of the PRIME study, and Laboratory has entered into a Work Order with HealthCore, Inc. for the purpose of managing the conduct of the PRIME study;

Anthem has agreed to compensate Laboratory for the PreTRM® tests performed pursuant to the PRIME study;

NOW, subject to the terms and conditions of this Agreement, the parties desire that Anthem engage Laboratory to provide certain clinical laboratory services and related services to support Anthem’s health insurance plans.

NOW, THEREFORE, for and in consideration of the mutual promises and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.            Laboratory Responsibilities

1.1            Services. Subject to the terms and conditions of this Agreement, Laboratory shall provide the clinical laboratory services listed on Exhibit A, attached hereto and incorporated herein by this reference, (the “Services”) as specifically requested by the treating physicians or other qualified health care professionals from time-to-time for subjects enrolled in the PRIME study. All Services shall be provided in accordance with all applicable federal, state and local laws, rules, and regulations, ordinances and licensure requirements, and all requirements of third-party reimbursement sources (public or private), or other reimbursement sources covering laboratory services. Laboratory shall use personnel properly licensed and qualified to perform laboratory services and shall maintain evidence of such compliance.

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

1.2           Pricing. The fee for each PreTRM® test performed by Laboratory in accordance with the PRIME study is set out in the fee schedule attached as Exhibit A, which is fully incorporated by reference into this Agreement.

1.3           Results. Laboratory shall provide all results of Services (“Results”) in the form of a written report delivered to the physician or other qualified health care professional ordering each test in accordance with the PRIME study.

1.4           Processing. Laboratory shall maintain a record of the daily intake of specimens and a system for identification of each specimen.

1.5           Support. Laboratory shall make personnel available by telephone or electronic mail during normal business hours to review Results, arrange for special tests as mutually agreed by the parties, and promptly communicate any new laboratory test requisition processes to the ordering physician or other qualified health care professional.

1.6           Written Policies. Laboratory has established written policies and procedures for detecting and preventing fraud, waste, and abuse, and has also implemented a comprehensive compliance program and code of conduct, which complies with the standards set forth in the OIG Compliance Program Guidance for Clinical Laboratories. Laboratory shall conduct its activities under this Agreement, including all test orders, Services, supplies or materials provided under this Agreement, in accordance with the requirements of the applicable federal and state laws, including those governing transportation of hazardous materials and record retention requirements.

1.7           Standards, Qualifications, and Licensure. Laboratory represents and warrants that it is, and throughout the term of this Agreement shall remain, CLIA certified. Laboratory shall provide immediate written notice of any change to its licensure, certification or accreditation status. Laboratory represents and warrants that any pathologist providing Services under this Agreement is qualified, credentialed, and licensed to practice medicine as shall be required to perform Services hereunder. Laboratory represents and warrants that it and its employees and agents who perform the Services, possess the necessary skill, education, and training, and maintain all necessary federal and state licenses and/or certifications required to perform such Services hereunder. The Services performed hereunder shall be performed at testing facilities that remain duly licensed clinical laboratories under applicable federal, state and local law, and are accredited by an accrediting organization. Laboratory will provide documentation of all credentials, licenses, qualifications and accreditation required in this Agreement to Anthem upon request.

1.8           Waste. Laboratory will be solely responsible for the disposal of any medical or other waste generated in the performance of the Services. Laboratory shall comply with all laws and regulations applicable to such disposal.

1.9           Credentialing. Laboratory represents that it meets all applicable Anthem credentialing standards.

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2.             Billing and Compensation by Anthem

2.1           List Bill Submission and Payment. Except as otherwise provided herein, Laboratory will submit monthly invoices to Anthem for Services at the rate per test conducted in the intervention arm of the PRIME Study (not the control arm), up to a [***] tests, as set forth in Exhibit A (or other mutually acceptable and documented rate) within 15 days following the month in which such services were performed. Laboratory agrees to accept the payments at the agreed upon rate as payment in full. Each invoice shall be in the form reasonably requested by Anthem, and include all information necessary for Anthem to process payments to Laboratory . Anthem agrees to pay Laboratory undisputed amounts within forty-five (45) days of the receipt of any invoice; provided, however, that Anthem shall have no obligation to pay for any Services that are not timely invoiced.

2.2           Hold Harmless. Laboratory shall not, under any circumstance, including: (i) nonpayment of moneys due Laboratory by Anthem, (ii) insolvency of Anthem, or (iii) breach of this Agreement, bill, charge, collect a deposit, seek compensation, remuneration, or reimbursement from, or have any recourse against an enrolled subject, dependent of an enrolled subject, or any persons acting on their behalf, for Services.

2.3            Basis of Pricing. The parties acknowledge and agree that the pricing set out in this Agreement is limited to the tests performed under the PRIME study protocol, and may not be used to set any future reimbursement amounts for the PreTRM® test. The parties further acknowledge and agree that the aggregate services hereunder do not exceed those that are reasonable and necessary for a legitimate business purpose, and that the compensation to be provided hereunder has not been determined in a manner that takes into account the volume or value of any referrals or other business generated between the parties.

3.            Term & Termination

3.1           Term. This Agreement shall commence on the Effective Date and remain in effect until the conclusion of the PRIME study, unless otherwise terminated as provided herein. Thereafter, this Agreement may be renewed for additional terms of one (1) year each upon mutual agreement of the parties.

3.2           Termination. Notwithstanding anything herein to the contrary, this Agreement may be terminated as follows: (i) by cause by either party upon the default by the other party of any term, covenant or condition of this Agreement, where such default continues for a period of ten (10) days after the defaulting party receives written notice thereof from the other party such default; (ii) without cause by either party effective at any time after at least thirty (30) days prior written notice to the other party in which case the Agreement shall terminate on the future date specified in such notice, except that no such termination without cause shall take effect prior to the first annual anniversary of the Effective Date; (iii) by either party upon notice to the other party following the filing of voluntary or involuntary bankruptcy by either party; or (iv) by either party immediately upon notice to the other party in the event of either party’s loss of license, accreditation, or certification necessary for its performance hereunder.

4.             Record Retention. Laboratory agrees to keep and maintain any and all records, including but not limited to medical and financial records, for services rendered by Laboratory to Anthem as may be required by federal, state, or local government laws and Anthem policies. Laboratory shall provide a copy of such records to Anthem upon request.

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5.             Confidential Information.

a)             Confidential Information is any information provided pursuant to or in furtherance of this Agreement by a Disclosing Party to a Receiving Party that is clearly marked as “confidential” or that a reasonable person in like circumstances would understand to be confidential or proprietary. “Confidential Information” does not include Protected Health Information, as that term is defined at 45 C.F.R. § 160.103 and shall not apply to information that:

(i)	was known to Receiving Party at the time of disclosure hereunder, as evidenced by Receiving Party’s contemporaneous written or electronic records;

(ii)	becomes generally known to the public through no fault of Receiving Party or anyone doing work under its direction pursuant to the terms of this Agreement;

(iii)	is disclosed to Receiving Party by a third person who has a right to make such disclosure without an obligation of confidentiality to Disclosing Party; or

(iv)	is developed independently by Receiving Party without use of the Disclosing party’s Confidential Information, as evidenced by Receiving Party’s contemporaneous written or electronic records.

b)             Receiving Party shall not use Confidential Information, except in furtherance of this Agreement, or disclose Confidential Information to third parties in a manner that is inconsistent with the terms of this Section. Except as stated herein, a Receiving Party shall restrict access to Disclosing Party’s Confidential Information to Receiving Party’s employees and contractors with a need to know for the purpose of administering or implementing this Agreement or for the purpose of providing legal, actuarial, or accounting services to Receiving Party, and only to the extent such employees and contractors agree to be bound by confidentiality and use restrictions at least as restrictive as those set forth herein. Receiving Party shall be responsible for any unauthorized use or disclosure of the Disclosing Party’s Confidential Information by any person or entity to which the Receiving Party discloses such Confidential Information.

c)             Upon termination of this Agreement, Receiving Party shall return to Disclosing Party all documents or other materials that contain Disclosing Party’s Confidential Information or destroy all copies thereof.

d)             If the Receiving Party is required under a final judicial or governmental order to disclose any Confidential Information received from the Disclosing Party, the Receiving Party may disclose the Confidential Information, provided that the Receiving Party gives the Disclosing Party sufficient prior notice to contest such order and the Receiving Party discloses only such portions of the Confidential Information as is required by such order.

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6.              HIPAA Requirements. Without limiting the foregoing, the parties acknowledge that each party is a “covered entity” as that term is defined at 45 C.F.R. § 160.103. As such, the parties agree to comply with applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as codified at 42 U.S.C. § 1320d et seq. (“HIPAA”), the Health Information Technology for Economic and Clinical Health Act, as each may be amended from time to time, and any current and future regulations promulgated thereunder, including without limitation the federal privacy regulations contained at 45 C.F.R. Part 160 and Part 164, Subpts. A and E (the “Federal Privacy Regulations”), the federal security standards contained at 45 C.F.R. Part 160 and Part 164, Subpts. A and C, the federal breach notification rules contained at 45 C.F.R. Part 160 and Part 164, Subpts. A and D, and the federal standards for electronic transactions contained at 45 C.F.R. Parts 160 and 162, all collectively referred to herein as “HIPAA Requirements.” The parties agree not to use or further disclose any Protected Health Information, as defined in the Federal Privacy Regulations, other than as permitted by HIPAA Requirements.

7.              Insurance Coverage. During the term of this Agreement, Laboratory shall maintain general and professional liability insurance including coverage for product liability and clinical trials liability in the amount of $[***] per occurrence and $[***] annual aggregate or such higher coverage as may be required by law. Proof of said insurance coverage shall be supplied to Anthem upon request.

8.              Indemnification. Laboratory shall indemnify, defend, and hold Anthem, its directors, officers, agents, and employees, harmless from and against any judgments, damages, losses, costs, and expenses (including, without limitation, reasonable attorneys’ fees) arising from, or related to, any allegation, demand, claim, action or proceeding to the extent arising out of the Services, or Laboratory’s breach of this Agreement or applicable law, or Laboratory’s negligent acts or omissions.

Anthem shall indemnify, defend, and hold Laboratory, its directors, officers, agents, and employees, harmless from and against any judgments, damages, losses, costs, and expenses (including, without limitation, reasonable attorneys’ fees) arising from, or related to, any allegation, demand, claim, action or proceeding to the extent arising out of the Services, or Anthem’s breach of this Agreement or applicable law, or Anthem’s negligent acts or omissions, except to the extent that such judgments, damages, losses, costs and expenses were caused by Laboratory’s negligence, willful misconduct or failure to comply with its obligations under this Agreement.

9.              Fraud and Abuse. The parties expressly acknowledge that the compensation payable hereunder is fair market value for the items purchased and/or the services rendered, and that nothing contained herein shall require referrals for items or services between the parties. Neither party will knowingly or intentionally conduct itself in such a manner as to violate any federal or state law, rule or regulation applicable to the items purchased or the services rendered hereunder, including but not limited to any fraud and abuse provisions relating to the Medicare and Medicaid Programs. The parties also agree that the benefits to either party hereunder do not require, are not payment for, and are not in any way contingent upon the admission, referral, or other arrangement for the provision of any item or service reimbursed under any federal or state health care program, including, without limitation, Medicare or Medicaid.

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10.           Miscellaneous

10.1        Assignment. Laboratory may not assign this Agreement, or any rights or obligations hereunder, without Anthem’s prior written consent, which consent shall not be unreasonably withheld, delayed, or conditioned. Subject to the foregoing, this Agreement shall inure to the benefit and be binding upon Anthem and its successors and assigns and Laboratory and its successors and assigns.

10.2        Changes in Law. This Agreement shall be construed to be in accordance with applicable federal and state laws. In the event there is a change in such laws, whether by statute, regulation, agency, or judicial decision that has any material effect on any term of this Agreement, then the applicable term(s) of the Agreement shall be subject to renegotiation and any affected party may request renegotiation of the affected term or terms of this Agreement, upon written notice to the other party, to remedy such condition.

The parties expressly recognize that upon request for renegotiation, each party has a duty and obligation to the other only to renegotiate the affected term(s) in good faith and, further, each party expressly agrees that its consent to proposals submitted by the other party during renegotiation efforts shall not be unreasonably withheld.

Should the parties be unable to renegotiate the term or terms so affected so as to bring it/them into compliance with the statute, regulation, or judicial opinion that rendered it/them unlawful or unenforceable within ten (10) days of the date on which notice of a desired renegotiation is given, then either party shall be entitled, after the expiration of said ten (10) day period, to terminate this Agreement upon ten (10) additional days written notice to the other party.

10.3        Compliance with Laws. Laboratory warrants that it is and shall remain in compliance with all applicable federal, state, and local laws, regulations, and standards relating, including but not limited to all laws and regulations related to health, safety, and environmental standards, and (ii) all such laws related to the provision of Services purchased pursuant to this Agreement.

10.4        Enforceability. In the event any provision of this Agreement is found to be unenforceable or invalid, such provision shall be severable from this Agreement and shall not affect the enforceability or validity of any other provision contained in this Agreement.

10.5        Entire Agreement. This Agreement may be executed in one or more counterparts, all of which together shall constitute only one Agreement. This Agreement contains the entire understanding between the parties and supersedes and terminates any prior agreement(s) between the parties hereto. No amendments or additions to this Agreement shall be binding unless such amendments or additions are in writing and signed by the parties, except as herein otherwise provided.

10.6        Force Majeure. Neither party shall be liable for a delay in its performance of its obligations and responsibilities under this Agreement due to extraordinary causes beyond its control, including, but not limited to, war, act of terrorism, pandemics, embargo, national emergency, insurrection or riot, acts of the public enemy, fire, flood, or other natural disaster (“Force Majeure Event”); provided that said party has taken reasonable measures to notify the other, in writing, of the delay. Further, in the event either party is unable to meet its obligations hereunder because of such force majeure, and such inability continues for a period of thirty (30) days or more, then either party may terminate this Agreement effective immediately without further obligation to the other except as to delivery of and payment for the Services consistent with the terms of this Agreement.

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10.7        Governing Law. This Agreement and the rights and obligations of the parties hereto shall be governed by and construed and enforced in accordance with the substantive laws of the State of Utah, without regard to its principles of conflicts of laws.

10.8        Independent Contractors. Each party shall be considered to be an independent party and shall not be construed to be an agent or representative of the other party, and therefore, has no liability for the acts or omissions of the other party. In addition, neither party, nor any of its employees, agents, or subcontractors, shall be deemed to be employees or agents of the other party. Therefore, neither party nor any of its employees, agents, or subcontractors, shall be entitled to compensation, workers compensation, or employee benefits of the other party by virtue of this Agreement.

10.9        Non-Solicitation. No party may, directly or indirectly, solicit, recruit, or otherwise encourage any employee of the other party to leave his or her employment with that other party for any reason. This restriction applies during the term and for a period of twelve (12) months after the termination or expiration of this Agreement. The preceding sentence does not, however, prohibit either party from: (i) soliciting employment by placement of general advertisements for employees on any internet site, in newspapers, or via other media of general circulation not specifically directed at the employees of the other party; (ii) soliciting persons identified through employment search firms that are not specifically directed at the employees of the other party; or (iii) soliciting or hiring any person who contacts the hiring party on his or her own initiative without any prior solicitation or recruitment (other than advertisements of the type contemplated by the preceding clauses).

10.10      Remedies. In addition to those remedies provided herein, each party shall have available all remedies provided by law.

10.11      Section and Other Headings. The article and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

10.12      Waiver. The waiver of a breach of this Agreement or the failure of a party to exercise any right under this Agreement shall in no event constitute a waiver as to any other breach, whether similar or dissimilar in nature, or prevent the exercise of any right under this Agreement.

10.13       Audit. Anthem may, upon reasonable notice, audit any and all work or expense records of Laboratory relating to the Services provided hereunder. Laboratory shall have the right to exclude from such inspection any of its confidential or proprietary information that is unrelated to this Agreement, which was not otherwise provided to Anthem as a part of this Agreement. Laboratory further agrees to maintain its books and records relating to System provided hereunder for a period of two (2) years from the date such work was completed, and to make such books and records available to Anthem, during normal business hours, at any time or times within the two-year period. Any such audit will be at Anthem’s expense.

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10.14      Notice. This Agreement, including any attachments, may be amended or modified only by an instrument of equal formality signed by duly authorized representatives of the respective parties. All notices, requests, demands, or other communications hereunder other than day-to-day communications within the duties of the representatives shall be in writing and shall be deemed given if personally delivered or mailed to the address set forth below:

Laboratory:	Sera Prognostics, Inc.

2749 East Parleys Way

Suite 200

Salt Lake City, UT 84109

Anthem:	Anthem Inc.

4425 Corporation Lane

Virginia Beach, VA 23462

Any changes in the above addresses for notice shall be provided to the other party to this Agreement within five (5) days of such change.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

Anthem Inc.		Sera Prognostics, Inc.

By:	/s/ Michael Hodgins	By:	/s/ Gregory Critchfield

Title:	Director, Strategic Sourcing	Title:	President and CEO

Date:	1/8/2021	Date:	11/11/2020

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Exhibit A

Laboratory Services Fee Schedule

[***]

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